Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

FOR IMMEDIATE RELEASE: FRIDAY, SEPTEMBER 28, 2007

AVAYA ANNOUNCES STOCKHOLDER APPROVAL OF ACQUISITION OF THE COMPANY

BASKING RIDGE, N. J. — Avaya Inc. (NYSE: AV), a leading global provider of business communications applications, software and services, today announced that, at the company’s special meeting of stockholders held Friday, September 28, 2007, in Wilmington, Delaware, the company’s stockholders voted to adopt the merger agreement providing for the acquisition of Avaya by affiliates of Silver Lake Partners and TPG, two private equity firms.

Avaya also announced that all regulatory approvals required to complete the transaction have been obtained, including the receipt of clearance from the European Commission.

On June 4, 2007, Avaya entered into a definitive agreement with an entity formed by Silver Lake Partners and TPG providing for the acquisition of the company.  The transaction is expected to be completed by the end of October 2007, subject to the satisfaction or waiver of certain closing conditions. Under the terms of the merger agreement, Avaya stockholders will be entitled to receive $17.50 per share in cash for each share of the company’s common stock, without interest.

About Avaya

Avaya delivers Intelligent Communications solutions that help companies transform their businesses to achieve marketplace advantage. More than 1 million businesses worldwide, including more than 90 percent of the FORTUNE 500 ®, use Avaya solutions for IP Telephony, Unified Communications, Contact Centers and Communications-Enabled Business Processes. Avaya Global Services provides comprehensive service and support for companies, small to large. For more information visit the Avaya Web site: http://www.avaya.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Avaya’s current expectations or forecasts of future events. These uncertainties and other factors also include, but are not limited to, risks associated with the transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy other conditions to completion of the transaction, including the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the transaction. Avaya undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in Avaya’s Securities and Exchange Commission reports, including Avaya’s annual report on Form 10-K for the year ended September 30, 2006 and its quarterly report on Form 10-Q for the quarter ended June 30, 2007.

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